EXHIBIT 99.2

TUCOWS COMPLETES ACQUISITION OF NETIDENTITY

TORONTO, CANADA (June 19, 2006)—Tucows Inc. (AMEX:TCX, TSX:TC)

today announced the successful completion of its acquisition of Mailbank.com Inc. (doing business as NetIdentity), effective today.

Consideration for the transaction was approximately US$18 million, payable in a combination of cash, promissory notes and the issue of approximately 3,603,000 shares of common stock to the stockholders of NetIdentity.

Based on Tucows’ preliminary allocation of the purchase price, Tucows expects that, due to amortization of the purchase, the acquisition will have a negative impact on GAAP earnings per share until 2008 but will be accretive to earnings before depreciation and amortization in 2006 and 2007.

More information on this acquisition is available in Tucows’ June 15, 2006 press release.

About Tucows

Tucows Inc. (AMEX:TCX, TSX:TC) provides Internet services and download libraries through a global distribution network of 6,000 service providers. This distribution network primarily consists of web hosting companies, ISPs (Internet Service Providers) and other Internet related service companies. These companies use Tucows’ provisioned services to offer solutions to their customers: enterprises, small and medium businesses and consumers. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers) and earns most of its revenue from domain name registration services plus hosted email, spam and virus protection, blogware, website building tools, the Platypus Billing System and digital certificates. For more information visit www.tucowsinc.com

Contact

Hilda Kelly

Investor Relations

Tucows Inc.

416-538-5493

ir@tucows.com

This news release contains, in addition to historical information, forward-looking statements related to such matters as our business, including our products and service offerings. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, including shareholder and regulatory approval, that could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.